UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934



                                  Tercica Inc
-------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, No par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    88078L105
                  --------------------------------------------
                                 (CUSIP Number)





                                July 11, 2005
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[_] Rule 13d-1(c)

[_] Rule 13d-1(d)



                                Page 1 of 8 pages

-----------------------
  CUSIP No. 88078L105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           The Bank of New York Co., Inc

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

          Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,877,761
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,877,761

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           1,877,761

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           5.93%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------



                                Page 2 of 8 pages

-----------------------
  CUSIP No. 88078L105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           The Bank of New York

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

          New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,877,761
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,877,761

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           1,877,761

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           5.93%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           BK

------------------------------------------------------------------------------



                                Page 3 of 8 pages

Item 1(a).         Name of Issuer:

		   Tercica Inc

Item 1(b).         Address of Issuer's Principal Executive Offices:

                   2000 Sierra Point Parkway
		   Brisbane, CA 94005

Item 2(a).         Name of Persons Filing:

		   The Bank of New York Co., Inc
                   The Bank of New York

Item 2(b).         Address of Principal Business Office or,  if none, Residence:

                   One Wall Street
                   New York, NY  10004

Item 2(c).         Citizenship:

                   The Bank of New York Co., Inc - Delaware
                   The Bank of New York - New York

Item 2(d).         Title of Class of Securities:

                   Common Stock, no par value

Item 2(e).         CUSIP Number:

                   88078L105

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a :

          (a).[_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[X]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).




                                Page 4 of 8 pages

Item 4.            Ownership. *

          (a).     Amount beneficially owned:	 819,095

          (b).     Percent of Class:			 0


          (c).     Number of shares as to which such person has:

                   (i).     Sole power to  vote or to direct  the vote:  0

                   (ii).    Shared power to vote or to direct the vote:
				1,877,761
                   (iii).   Sole power to  dispose or to direct  the disposition
                            of:  0

                   (iv). Shared power to dispose or to direct the disposition of: 1,877,761

Item 5.            Ownership of Five Percent or Less of a Class.

                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.
                             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             Not Applicable

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------



                                Page 5 of 8 pages

                                    SIGNATURE



            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14,2006


                                The Bank of New York Co., Inc

                                By:
                                   ----------------------------------------
                                Name:  Steven Pisarkiewicz
                                       Attorney-in-fact





                                The Bank of New York

                                By:
                                   ----------------------------------------
                                Name:  Steven Pisarkiewicz
                                Title: Executive Vice President



                                Page 6 of 8 pages

                                   Exhibit A

Exhibit A
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, no par value, of Tercica Inc. and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 14th day of February, 2006.


Dated: February 14, 2006			The Bank of New York Company, Inc.

						By:   /s/ Steven Pisarkiewicz
						    ------------------------------
						       	  Steven Pisarkiewicz
					                  Attorney-in-Fact

						The Bank of New York

Dated: February 14, 2006			By:   /s/ Steven Pisarkiewicz
						    ------------------------------
							  Steven Pisarkiewicz
       						          Executive Vice President





				   Page 7 of 8 pages

                                   Exhibit B

				Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS that The Bank of New York Company, Inc. (the Company) does hereby make, constitute and appoint each of Leslie Godridge, Steven Pisarkiewicz, and Kevin Bannon (and any other employee of The Bank of New York or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended (the Act), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Bank of New York or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 5, 2005.


				The Bank of New York Company, Inc.


				By:/s/ John M. Liftin
				----------------------------------
				Name:  John M. Liftin
				Title:  Vice Chairman, General Counsel, and Secretary


                                 Page 8 of 8 pages